1. Name and Address of Reporting Person
   Thompson, John S.
   Two Pitcairn Place, Suite 200
   165 Township Line Road
   Jenkintown, PA 19046-
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   02/12/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   CEO and President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               20000          D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Non         $19.675  02/12/2         A      V  44918       02/12/2004 02/12/2013 Common  44918    $0.0000    44918   D
Qualified            003                       <F1>                              Stock
Stock
Options
Non         $30.9688                                                  04/26/2010 Common                      12000   D
Qualified                                                                        Stock
Stock
Options
Non         $34.435                                                   02/12/2012 Common                      26269   D
Qualified                                                                        Stock
Stock
Options
Non         $37.1875                                                  09/30/2009 Common                      61555   D
Qualified                                                                        Stock
Stock
Options
Non         $51.1                                                     02/14/2011 Common                      18462   D
Qualified                                                                        Stock
Stock
Options
Incentive   $19.675  02/12/2         A      V  5082        02/12/2004 02/12/2013 Common  5082     $0.0000    5082    D
Stock                003                       <F1>                              Stock
Options
Incentive   $30.9688                                                  04/26/2010 Common                      3000    D
Stock                                                                            Stock
Options
Incentive   $34.435                                                   02/12/2012 Common                      3731    D
Stock                                                                            Stock
Options
Incentive   $37.1875                                                  09/30/2009 Common                      13445   D
Stock                                                                            Stock
Options
Incentive   $51.1                                                     02/14/2011 Common                      1538    D
Stock                                                                            Stock
Options

Explanation of Responses:

<F1>
These options were granted as an incentive to the recipient and the number granted was calculated using the fair market value of the Company's common stock on the grant date. 20% of the options granted become exercisable one year after the grant date,and the remainder become exercisable in annual 20% increments thereafter.

SIGNATURE OF REPORTING PERSON
/s/ John S. Thompson

DATE
04/23/2003